Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Update on Global Offering

September 3, 2004 – Guernsey, British Isles– CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) today announced that it has requested acceleration from the U.S. Securities and Exchange Commission (“SEC”) of the effectiveness of its Registration Statement on Form S-3 in relation to its global public offering of up to 75,000,000 of its common shares (“Global Offering”) to September 17, 2004.

In addition, CanArgo announced today that it had re-opened the offering period for its Global Offering. CanArgo intends to commence further marketing of the issue over the next couple of weeks. Pricing of the Global Offering is anticipated to take place at or shortly after the Registration Statement becomes effective. The price of the shares to be issued will be established through a book-building process which will encompass both investors who have already indicated interest and additional investors targeted by the continued marketing of the issue. The price will be based on the prevailing market price. Based on this, CanArgo anticipates completing its Global Offering within a week after the effectiveness of its Registration Statement, subject to the satisfaction of customary Placement Agreement conditions, including the listing of the stock on the Oslo and American Stock Exchanges.

Dr. David Robson, Chairman and CEO of CanArgo commented: “We are very pleased to be in a position to request acceleration of this Registration Statement. We have been working with the SEC and our advisers over the past few weeks, and I am happy that, even with the recent holiday period we have achieved this, which should hopefully lead to a successful closing of this issue shortly after the Registration Statement becomes effective.”

A Registration Statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

For more information please contact:
CanArgo Energy Corporation,
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com